                                                                     Exhibit 2.2


                                ESCROW AGREEMENT

                                 by and between

             State Street Bank and Trust Company of California, N.A.

                                       and

                               Cisco Systems, Inc.

                                       and

                                  2M Invest A/S

This Escrow Agreement is made as of 29 September 1999 by and among State Street Bank and Trust Company of California, N.A. ("Escrow Agent"), Cisco Systems, Inc., a California corporation ("Cisco"), and 2M Invest A/S, a Danish corporation registered with the Companies' Registrar as company no. A/S 209.034, as agent ("Shareholders' Agent") of the Sellers under the Share Purchase Agreement of 14 September 1999, being the former shareholders, the lender under a convertible subordinated loan, and holders of warrants to subscribe for common stock of COCOM A/S, a Danish corporation registered with the Companies' Registrar as company no. A/S 220.522 (the "Company"). Terms not otherwise defined herein shall have the meaning set forth in the Share Purchase Agreement (as defined below), a copy of which is attached hereto.

WITNESSETH

            WHEREAS, Cisco and the Sellers have entered into a Share Purchase Agreement of 14 September 1999 (the "Share Purchase Agreement") providing for the acquisition by Cisco of the Company Equity Capital by way of an exchange of shares; and

            WHEREAS, pursuant to Section 12 of the Share Purchase Agreement, entitled "Escrow and Indemnification" (the "Escrow and Indemnification Terms"), an escrow fund (the "Escrow Fund") will be established to compensate Cisco for certain Damages (as defined in the Escrow and Indemnification Terms) arising out of any misrepresentation or breach or default in connection with any of the representations, warranties, covenants and agreements given or made by the Sellers in the Share Purchase Agreement, the Disclosure Schedule or any exhibit or schedule to the Share Purchase Agreement; and

            WHEREAS, the Shareholders' Agent has been constituted as agent for and on behalf of the Sellers to undertake certain obligations specified herein and in the Escrow and Indemnification Terms; and

            WHEREAS, the Escrow and Indemnification Terms provides for an Escrow Fund of 94,019 shares, being ten (10) per cent. of the Cisco Shares, exclusive of the Cisco Shares relating to the Company's treasury stock, such escrow to be held by the Escrow Agent; and

            WHEREAS, the parties hereto desire to set forth further terms and conditions in addition to those set forth in the Escrow and Indemnification Terms relating to the operation of the Escrow Fund.

            NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein, and intending to be legally bound, hereby agree as follows:

1.        Escrow and Escrow Shares.

          Pursuant to the Escrow and Indemnification Terms and subject to any Cisco Recapitalization, Cisco shall deposit in escrow with the Escrow Agent within five (5) business days of the Effective Date (as defined in the Share Purchase Agreement), 94,019, in writing ninety four thousand and nineteen, Cisco Shares (the "Escrow Shares") which shall be registered in the name of the Escrow Agent as nominee for the Sellers. The Escrow Shares shall be held and distributed by the Escrow Agent in accordance with the terms and conditions of the Escrow and Indemnification Terms and this Agreement. The number of Escrow Shares beneficially owned by each Seller, the percentage interest of each Seller in the Escrow Fund, the address of each Seller and the taxpayer identification of each Seller are set forth in Annex 1 attached hereto.

2.        Rights and Obligations of the Parties.

          The Escrow Agent shall be entitled to such rights and shall perform such duties of the escrow agent as set forth herein and in the Escrow and Indemnification Terms (collectively, the "Duties"), in accordance with the terms and conditions of this Agreement and the Escrow and Indemnification Terms. Cisco, the Company and the Shareholders' Agent shall be entitled to their respective rights and shall perform their respective duties and obligations as set forth herein and in the Escrow and Indemnification Terms, in accordance with the terms hereof and thereof. In the event that the terms of this Agreement conflict in any way with the provisions of the Escrow and Indemnification Terms, the Escrow and Indemnification Terms shall control.

3.        Escrow Period.

          The Escrow Period shall terminate (i) for those matters that are not expected to be encountered and resolved in the audit of Cisco's financial statements for its fiscal year because of materiality considerations or otherwise, at the one year anniversary of the Effective Date or (ii) for all other matters at the earlier of the one year anniversary of the Effective Date or the date set forth in an Officers' Certificate of Cisco, delivered to the Escrow Agent, as being the date of the issuance of the audited consolidated financial statements of Cisco for its fiscal year which include the results of the Company; provided, however, that a portion of the Escrow Fund, which is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. Cisco immediately shall deliver to the Escrow Agent a certificate specifying the Effective Date and, later, shall deliver to the Escrow Agent a certificate setting forth the date on which the Escrow Period terminates. Upon the expiration of the Escrow Period, Cisco shall deliver to the Escrow Agent a certificate setting forth as of the date of such termination the Nasdaq National Market closing price of Cisco Common Stock (the "Termination Stock Price").

4.        Duties of Escrow Agent.

          In addition to the Duties set forth in the Escrow and Indemnification Terms, the Duties of the Escrow Agent shall include the following:

4.1 The Escrow Agent shall hold and safeguard the Escrow Shares during the Escrow Period, shall treat such Escrow Fund as a trust fund in accordance with the terms of this Agreement and the Escrow and Indemnification Terms and not as the property of Cisco, and shall hold and dispose of the Escrow Shares only in accordance with the terms hereof.

4.2 The Escrow Shares shall be voted by the Escrow Agent in accordance with the instructions received by the Escrow Agent from the beneficial owners of such shares. In the absence of such instructions, the Escrow Agent shall be under no obligation to vote such shares. The Escrow Agent need not forward proxy information, annual or other reports or other information received from Cisco with respect to the Escrow Shares.

4.3       Promptly following termination of the Escrow Period as set forth in
          Section 3 hereof, if necessary, the Escrow Agent (i) shall deposit with the Cisco's stock transfer agent (which is currently Boston EquiServe LP) the number of Escrow Shares and other property in the Escrow Fund which is in excess of the amount of such Escrow Shares or other property (as set forth in a certificate of Cisco) which is determined to be sufficient to satisfy any unsatisfied claims made by Cisco and delivered to the Escrow Agent prior to termination of the Escrow Period, and to pay expenses as provided in Section 9.2 hereof and (ii) shall cause such transfer agent to transfer such Escrow Shares and other property to the Sellers. As soon as all such claims have been resolved, the Escrow Agent shall cause such transfer agent to deliver to such Sellers all of the Escrow Shares and other property remaining in the Escrow Fund and not required to satisfy such claims and expenses. Each Seller shall receive that number of Escrow Shares equivalent to such Seller's percentage interest in the Escrow Fund as set forth in Annex 1 hereto.

4.4 Pursuant to Section 12 of the Share Purchase Agreement, for the purpose of compensating Cisco for its Damages pursuant to the Share Purchase Agreement, the Escrow Shares shall be valued on the basis of the closing price of Cisco Common Stock on the Nasdaq National Market on the trading day before the date of an Officer's Certificate presented pursuant to Section 12.5 of the Share Purchase Agreement (the "Claim Stock Price"). The Claim Stock Price shall be set forth in such Officer's Certificate. If the value to be distributed to Cisco (or to any Seller upon a termination of the escrow) is not evenly divisible by the Claim Stock Price or the Termination Stock Price, as applicable, the Escrow Agent shall round down the number of shares to be distributed to the next highest number of shares and shall cause the transfer agent of the Escrow Shares to distribute that number. In lieu of the fractional interest not distributed, Cisco shall furnish to the Escrow Agent, and the Escrow Agent (or such stock transfer agent) in turn will distribute to Cisco, cash equal to such fractional interest times the Claim Stock Price or the Termination Stock Price, as applicable. Cisco shall be deemed to have purchased such fractional interests with respect to which it has furnished funds to the Escrow Agent. Accordingly, the Escrow Agent, upon receipt of such funds, shall deliver the corresponding number of shares to Cisco. In all events, Cisco shall so purchase only a whole number of shares. Any cash so received from Cisco and not so immediately distributed by the Escrow Agent shall be retained by the Escrow Agent as part of the Escrow Fund, but need not be invested.

5.        Distribution.

          Any cash dividends, dividends payable in securities or other distributions of any kind (but excluding any shares of Cisco capital stock received upon a stock split or stock dividend) shall be promptly distributed by the Escrow Agent to the beneficial holder of the Escrow Shares to which such distribution relates, by check mailed via first class mail, to the Sellers at their addresses, and in the percentage interests, set forth in Annex 1. Any shares of Cisco common stock received by the Escrow Agent upon a stock split made in respect of any securities in the Escrow Fund shall be added to the Escrow Fund and become a part thereof. Any provision hereof or of the Escrow and Indemnification Terms shall be adjusted to appropriately reflect any stock split or reverse stock split, as set forth in a revised version of Annex 1 delivered to the Escrow Agent and the Shareholders' Agent.

6.        Exculpatory Provisions.

6.1 The Escrow Agent shall be obligated only for the performance of such Duties as are specifically set forth herein and in the Escrow and Indemnification Terms and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for forgeries or false personations. The Escrow Agent shall not be liable for any act done or omitted hereunder as escrow agent except for gross negligence or willful misconduct. The Escrow Agent shall, in no case or event be liable for any representations or warranties of the Company or Cisco or for punitive, incidental or consequential damages. Any act done or omitted pursuant to the advice or opinion of counsel shall be conclusive evidence of the good faith of the Escrow Agent.

6.2 The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law or arbitrations as provided in Sections 12.7 and 14.3 of the Share Purchase Agreement, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or rulings of any arbitrators. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or such ruling of any arbitrator, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment, decree or arbitrators' ruling being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

6.3 The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for thereunder.

6.4 The Escrow Agent shall not be liable for the outlawing of any rights under any statute of limitations with respect to the Agreement or any documents deposited with the Escrow Agent.

7.        Resignation and Removal of the Escrow Agent.

          The Escrow Agent may resign as Escrow Agent at any time with or without cause by giving at least thirty (30) days' prior written notice to each of Cisco and the Shareholders' Agent, such resignation to be effective thirty (30) days following the date such notice is given. In addition, Cisco and the Shareholders' Agent may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent which shall be a bank or trust company organized under the laws of the United States of America or of the State of California having (or if such bank or trust company is a member of a bank company, its bank holding company shall have) a combined capital and surplus of not less than $50,000,000, shall be appointed by the Shareholders' Agent with the approval of Cisco, which approval shall not be unreasonably withheld. Any such successor escrow agent shall deliver to Cisco and the Shareholders' Agent a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the escrow agent hereunder and shall be entitled to receive the Escrow Fund.

8.        Further Instruments.

          If the Escrow Agent reasonably requires other or further instruments in connection with performance of the Duties, the necessary parties hereto shall join in furnishing such instruments.

9.        Escrow Fees and Expenses.

9.1       Cisco shall pay the fees of the Escrow Agent.

9.2 Any out-of-pocket expenses incurred by the Shareholders' Agent shall be paid out of the Escrow Fund in preference to other distributions from such Escrow Fund; provided, however, that the aggregate of such payments shall not exceed $15,000, and provided further that under no circumstances will the Shareholders' Agent have personal liability for any such expenses.

10.       Indemnification.

          In consideration of the Escrow Agent's acceptance of this appointment, Cisco and the Shareholders' Agent, on behalf of the Sellers of the Company and not individually, jointly and severally, agree to indemnify and hold the Escrow Agent harmless as to any liability incurred by it to any person, firm or corporation by reason of its having accepted such appointment or in carrying out the terms hereof and of the Escrow and Indemnification Terms, and to reimburse the Escrow Agent for all its costs and expenses, including, among other things, counsel fees and expenses, reasonably incurred by reason of any matter as to which an indemnity is paid; provided, however, that no indemnity need be paid in case of the Escrow Agent's negligence, willful misconduct or breach of this Agreement.

11.       Notices.

          Any notice given hereunder shall be in writing and shall be deemed effective upon the earlier of personal delivery or the third day after mailing by certified or registered mail, postage prepaid, or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

            To Cisco:

                  Cisco Systems, Inc.
                  300 East Tasman Drive, Building 10
                  San Jose, CA 95134-1706
                  USA
                  Attention: Robert S. Gordon, Director, Business Development
                  Fax: (1) 408 526 7864
                  Telephone: (1) 408 526 7958

            With a copy to:

                  Brobeck, Hale and Dorr
                  Hasilwood House
                  60 Bishopsgate
                  London E2N 4AJ
                  Attention: Thomas W. Kellerman, Esq.
                  Fax: (44) 171 638 5888
                  Telephone: (44) 171 638 6688

                  and

                  Kromann & Munter
                  Radhuspladsen 14
                  1550  Kobenhavn V
                  Denmark
                  Attention: Lau Normann Jorgensen, Esq.
                  Fax: (45) 33 11 80 28
                  Telephone: (45) 33 11 11 10

            To Shareholders' Agent:

                  2M Invest A/S
                  Gronningen 15
                  1270  Kobenhavn K
                  Denmark
                  Attention: Michael Mathiesen, Chairman and CEO
                  Fax: (45) 33 32 01 07
                  Telephone: (45) 33 32 39 38

              With a copy to:

                  Horten & Partners A/S
                  Ved Stranden 18
                  1012 Kobenhavn K
                  Denmark
                  Attention: Inger S. Loft, Esq.
                  Fax: (45) 77 30 40 77
                  Telephone: (45) 77 30 40 50

                  To the Escrow Agent:

              State Street Bank and Trust Company of California, N.A.

                  633 West Fifth Street, 12th Floor
                  Los Angeles, CA 90071
                  Attention: Corporate Trust Department
                  Fax: (1) 213 362 7357
                  Telephone: (1) 213 362 7338

          Any notice addressed to the Escrow Agent shall be effective only upon receipt.

12.       General.

12.1 The captions in this Escrow Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Escrow Agreement.

12.2 This Escrow Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

12.3 No party may, without the prior express written consent of each other party, assign this Escrow Agreement in whole or in part. This Escrow Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

12.4 It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed to act in accordance with, and in reliance upon, the terms hereof and of the Escrow and Indemnification Terms.

12.5 This Escrow Agreement shall be governed by and construed in accordance with the laws of the Kingdom of Denmark. Any dispute or claim between the parties under this Agreement shall be finally settled by binding arbitration in accordance with the Rules of Procedure of the Danish Institute of Arbitration (Copenhagen Arbitration).

13.       Investment of Escrow Cash.

          The Escrow Agent shall invest cash, if any, in the Escrow Fund in the SSgA U.S. Treasury Money Market Fund, which is a money market mutual fund registered under the Investment Company Act of 1940, the principal of which is invested solely in obligations issued or guaranteed by the United States Government. All interest or any other income earned with respect to such investment shall be retained by the Escrow Agent as part of the Escrow Fund until distributed in accordance with other provisions of this Agreement. For tax reporting purposes, all such income shall be allocated to the Sellers in accordance with their pro rata percentage interests set forth in Annex 1.

14.       Tax Reporting Matters.

          The Shareholders' Agent on behalf of the Sellers agrees to provide the Escrow Agent with certified tax identification numbers for each of the Sellers by furnishing appropriate Forms W-8 and other forms and documents that the Escrow Agent may reasonably request (collectively, "Tax Reporting Documentation") to the Escrow Agent within 30 days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of the Escrow Shares or any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement.

          IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date of last signature hereto.

Date:

                                        STATE STREET BANK AND TRUST COMPANY OF
                                        CALIFORNIA, N.A.

                                        as Escrow Agent

                                        By  /s/ Paula Oswald
                                            ------------------------------------
                                            Paula Oswald
                                            Vice President

                                           Date:
                                           Cisco Systems, Inc.

                                        By  Edward R. Kozel
                                            ------------------------------------
                                            Name: Edward R. Kozel
                                            Title:


                                        Date:
                                        2M Invest A/S

                                        By  /s/ Michael Mathiesen
                                            ------------------------------------
                                            Name: Michael Mathiesen
                                            Title: